   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996



                                                      REGISTRATION NO. 333-14599

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             PRIME SUCCESSION, INC.
             (FORMERLY KNOWN AS PRIME SUCCESSION ACQUISITION CORP.) (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     7261                    13-3904211
     (STATE OR OTHER            (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL           IDENTIFICATION NUMBER)
   OF INCORPORATION OR         CLASSIFICATION CODE
      ORGANIZATION)                  NUMBER)

                            ------------------------

                                691 TEKULVE ROAD
                           BATESVILLE, INDIANA 47006
                                 (812) 933-0222
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 GARY L. WRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PRIME SUCCESSION, INC.
                                691 TEKULVE ROAD
                           BATESVILLE, INDIANA 47006
                                 (812) 933-0222
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                             WILSON S. NEELY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the 'DGCL') provides for, among other things:

          a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

          b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

          c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

          d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

     The Company's By-Laws provide that:

          'Section 1. Indemnity Undertaking. To the fullest extent permitted by law (including, without limitation, Section 145 of the General Corporation Law of the State of Delaware (as amended from time to time, the 'General Corporation Law')), the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a 'Proceeding'), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an 'Other Entity'), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this [Article].


          Section 2. Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any such Director, officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director, officer or other person indemnified hereunder, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

          Section 3. Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this [Article] shall not be deemed exclusive of any other rights which a person seeking indemnification or reimbursement or advancement of expenses may have or to which such person hereafter may be entitled under any statute, the Restated Certificate of Incorporation, these By-Laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

          Section 4. Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this [Article] shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of any such person.

          Section 5. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this [Article] or the Restated Certificate of Incorporation or under
     Section 145 of the General Corporation Law or any other provision of law.

          Section 6. Binding Effect. The provisions of this [Article] shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this [Article] is in effect and/or any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer or other person intend to be legally bound. No repeal or modification of this [Article] shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          Section 7. Procedural Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this [Article] shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of providing that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

          Section 8. Service Deemed at Corporation's Request. Any Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed, in each case, to be doing so at the request of the Corporation.

          Section 9. Election of Applicable Law. Any person entitled to be indemnified or to receive reimbursement or advancement of expenses as a matter of right pursuant to this [Article] may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if not such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.'


     The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) See Index to Exhibits.

     (b) All schedules are omitted as the required information is presented in the registrants' consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the 'Securities Act');

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

          (5) To supply by means of a post-effective amendment all information concerning the Exchange Offer that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, Indiana, on November 1, 1996.


                                        PRIME SUCCESSION, INC.
                                        (formerly known as Prime Succession
                                        Acquisition Corp.)

                                        By:          /s/ MYLES S. CAIRNS
                                           -------------------------------------
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                             TITLE                             DATE
------------------------   ------------------------------------------   ------------------
           *               President, Chief Executive Officer           November 1, 1996
------------------------   (principal executive officer) and Director
     Gary L. Wright

  /s/ MYLES S. CAIRNS      Chief Financial Officer, Secretary and       November 1, 1996
------------------------   Treasurer (principal financial officer;
    Myles S. Cairns        principal accounting officer)

           *               Director                                     November 1, 1996
------------------------
    Warren B. Rudman

           *               Director                                     November 1, 1996
------------------------
    Howard A. Lipson

           *               Director                                     November 1, 1996
------------------------
    John R. Woodard

           *               Director                                     November 1, 1996
------------------------
      Chinh E. Chu

           *               Director                                     November 1, 1996
------------------------
   Peter K. Grunebaum

           *               Director                                     November 1, 1996
------------------------
   Clifford R. Hinkle

*By: /s/ MYLES S. CAIRNS
     --------------------
      Myles S. Cairns
      Attorney-In-Fact

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER  DOCUMENT DESCRIPTION
-------- -----------------------------------------------------------------------
 2+      -- Stock Purchase Agreement, dated as of June 14, 1996, by and among
            Prime Succession, Inc., the individuals or entities listed on the signature pages thereof, The Loewen Group Inc. and Blackhawk
            Acquisition Corp.

 3.1+    -- Certificate of Incorporation of Blackhawk Acquisition Corp.

 3.2+    -- Certificate of Amendment of Certificate of Incorporation of
            Blackhawk Acquisition Corp. changing its name to Prime Succession
            Acquisition Corp.

 3.3+    -- Certificate of Amendment of Certificate of Incorporation of Prime
            Succession Acquisition Corp. changing its name to Prime Succession,
            Inc.

 3.4+    -- By-Laws of Prime Succession, Inc.

 4.1+    -- Indenture dated as of August 15, 1996 between Prime Succession
            Acquisition Corp. and United States Trust Company of New York, as
            Trustee

 4.2+    -- Form of 10 3/4% Senior Subordinated Note due 2004 (included in
            Exhibit 4.1)

 5+      -- Opinion of Simpson Thacher & Bartlett

10.1(a)* -- Casket Supply Agreement, dated January 1, 1993, between Batesville
            Casket Company, Inc. and Prime Succession, Inc.

10.1(b)* -- Amendment Agreement, dated August 1994, between Batesville Casket
            Company, Inc. and Prime Succession, Inc. (with respect to Casket
            Supply Agreement)

10.1(c)* -- Amendment 2, dated May 22, 1995, between Batesville Casket Company,
            Inc. and Prime Succession, Inc. (with respect to Casket Supply
            Agreement)

10.2+    -- Stockholders' Agreement dated as of August 26, 1996 among Prime
            Succession, Inc. (to be renamed Prime Succession Holdings, Inc.),
            Blackstone Capital Partners II Merchant Banking Fund L.P.,
            Blackstone Offshore Capital Partners II L.P., Blackstone Family
            Investment Partnership II L.P., PSI Management Direct L.P. and
            Loewen Group International, Inc.

10.3+    -- Administrative Services Agreement dated as of August 26, 1996 between Prime Succession Acquisition Corp. (to be renamed Prime
            Succession, Inc.) and Loewen Group International, Inc.

10.4+    -- Credit Agreement dated as of August 26, 1996 among Prime Succession,
            Inc. (to be renamed Prime Succession Holdings, Inc.), Prime
            Succession Acquisition Corp. (to be renamed Prime Succession, Inc.),
            Goldman, Sachs & Co., as syndication agent and arranging agent, the financial institutions from time to time parties thereto as lenders and The Bank of Nova Scotia, as administrative agent for such lenders

10.5+    -- Letter Agreement dated August 1, 1996 between Prime Succession
            Acquisition Corp. (to be renamed Prime Succession, Inc.) and Gary
            Wright

10.6+    -- Letter Agreement dated August 1, 1996 between Prime Succession
            Acquisition Corp. (to be renamed Prime Succession, Inc.) and Myles
            Cairns

12+      -- Computation of Ratio of Earnings to Fixed Charges

21+      -- Subsidiaries of Prime Succession, Inc. (formerly known as Prime
            Succession Acquisition Corp.)

23.1+    -- Consent of Simpson Thacher & Bartlett (included in Exhibit 5)

23.2+    -- Consent of Ernst & Young LLP (independent auditors prior to the
            Acquisition)

24+      -- Power of Attorney (included on page II-4 of the Registration
            Statement)

25+      -- Statement of Eligibility on Form T-1 of United States Trust Company
            of New York

27+      -- Financial Data Schedule

99.1+    -- Registration Rights Agreement dated as of August 15, 1996 between
            Prime Succession Acquisition Corp. and Smith Barney Inc.
99.2+    -- Form of Letter of Transmittal

99.3+    -- Form of Notice of Guaranteed Delivery

------------------

*Filed herewith.



+Previously filed.